EXHIBIT 99
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                                  PRESS RELEASE
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Press Release dated December 30, 2004

Contact: Clement B. Knapp, Jr.                             FOR IMMEDIATE RELEASE
         President and Chief Executive Officer             ---------------------
         (219) 836-5870


                         AMB FINANCIAL CORP. TO TRANSFER
                   STOCK LISTING FROM NASDAQ SMALLCAP TO OTCBB

            Munster, Indiana: AMB Financial Corp. (NASDAQ: AMFC) announced today that it filed a notice with NASDAQ to terminate the listing of its shares on the NASDAQ SmallCap Market and that an application has been filed with the-Counter Electronic Bulletin Board to trade its shares on the OTCBB. According to AMB's President and Chief Executive Officer, Clement B. Knapp, Jr., "by transferring our stock listing from the NASDAQ SmallCap Market to the OTCBB, we will be able to save the Company significant compliance, professional and listing costs. At the same time, based on our discussions with securities brokerage firms, we do not feel that this action will result in a material decline in the liquidity of the market for our stock, although there can be no assurance that this will not occur."

            AMB Financial Corp. is the holding company of the American Savings, FSB, a thrift institution which serves its customers through three offices located in Munster, Dyer, and Hammond, Indiana. At September 30, 2004, the Company had total assets, liabilities and stockholders' equity of $154.4 million, $141.2 million, and $13.2 million, respectively.